Exhibit 99.1

Contact:	Rick McCook
Chief Financial Officer
832.601.6089
rick.mccook@usoncology.com

US Oncology Reports Third Quarter 2007 Results

HOUSTON, TX, November 8, 2007 – US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer services companies, reported revenue of $743.8 million, EBITDA of $49.5 million, Adjusted EBITDA of $50.5 million, net loss of $4.2 million and cash used in operations of $3.9 million for the quarter ended September 30, 2007. For the nine months ended September 30, 2007, the Company reported revenue of $2,229.2 million, EBITDA of $139.4 million, Adjusted EBITDA of $160.7 million, net loss of $20.1 million and operating cash flow of $90.4 million.

The results of Holdings include those of US Oncology, its wholly owned subsidiary, through which all operations are conducted. The results of operations and financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended September 30, 2007, US Oncology reported EBITDA of $49.6 million, Adjusted EBITDA of $50.6 million, net income of $2.4 million and operating cash flow of $16.5 million. For the nine months ended September 30, 2007, US Oncology reported EBITDA of $152.4 million, Adjusted EBITDA of $160.8 million, net income of $6.9 million and operating cash flow of $123.4 million. Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

US Oncology Holdings Third Quarter Results

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Revenue for the third quarter of 2007 was $743.8 million, an increase of $45.2 million compared to the same period in 2006, and reflects growth through diversification in the cancer center services and pharmaceutical services segments. Compared to the second quarter of 2007, revenue in the third quarter of 2007 decreased $9.6 million due primarily to reduced utilization of erythropoiesis-stimulating agents (“ESAs”) following the issuance of Medicare’s national coverage decision (“NCD”) on July 30, 2007. A substantial portion of our affiliated practices’ treatment regimens in battling cancer include the use of ESAs. Effective with the third quarter, the NCD will have a significant impact on us (see further discussion under “Contingencies and Risks”).

•

EBITDA for the third quarter of 2007 was $49.5 million, compared to $62.5 million for the third quarter of 2006 and $52.9 million for the second quarter of 2007. Recently, the Company negotiated the conversion of a practice affiliated under a comprehensive services agreement to an oncology pharmaceutical services agreement. Although the new agreement will provide economic benefits to both the Company and the practice, an impairment charge related to the terminated comprehensive services agreement was recognized in the third quarter of 2007. Excluding this impairment charge of $1.0 million, Adjusted EBITDA for the third quarter of 2007 was $50.5 million.

•

Cash used in operations was $3.9 million in the third quarter of 2007, compared with cash provided of $44.1 million in the same period in 2006 and $70.6 million in the second quarter of 2007. The third quarter of 2007 and 2006 includes semi-annual interest payments of $49.5 million and $40.0 million, respectively.

•

During the third quarter of 2007, our network grew by 42 physicians. This includes 23 physicians, net of retirements, under comprehensive services agreements and 19 physicians that joined the network under oncology pharmaceutical services (“OPS”) agreements. Since September 30, 2007, agreements with 3 physicians under comprehensive service agreements and 9 physicians under OPS agreements became effective and, as of the end of October, those physicians are now practicing as part of our network. At September 30, three integrated cancer centers were under construction and are expected to begin providing patient care in the first half of 2008.

•

The Company expects Adjusted EBITDA for fiscal year 2007 to be between $200 million to $210 million. Adjusted EBITDA excludes $21.3 million related primarily to charges in the first quarter of 2007 for the loss on extinguishment of debt and impairment and restructuring costs in two markets. This estimate is a forward-looking statement and is subject to uncertainty. The reader should refer to the Company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the Company’s filings with the Securities and Exchange Commission.

Bruce Broussard, President, stated “Medicare’s recently adopted decision to reduce coverage for supportive care drugs used by oncologists became effective during the third quarter 2007. The adverse financial impact of the coverage decision was consistent with our earlier financial projections, with the uncertainty of that impact now diminishing.”

“Our strategic focus is on supporting oncology practices with better care delivery, benefiting patients, payers, and the practices. Among our key initiatives is the expanded use of iKnowMed, our electronic medical record, implementation of evidence based treatment pathways, and our Lean Six Sigma program. Collectively these initiatives support better care delivery for patients, more predictable costs for payers, and lower administrative costs for practices. We have also leveraged these efforts to develop and strengthen our service offerings for managed care payers, leading to innovative collaborative pilot projects to evaluate care delivery including better patient education and adherence to therapy.” Mr. Broussard continued, “As these initiatives proceed, they have also made our service offering more attractive to physicians, as evidenced by an additional 135 physicians since third quarter 2006. We also continue to experience growth in our cancer center and pharmacy division and remain committed to providing industry leading science and patient experiences.”

Additionally, Mr. Broussard continued, “During the fourth quarter we also launched our national billing and collection service, Oncology Reimbursement Solutions (“ORS”). This business unit will better support our affiliated practices, and expand our product offering to practices outside the network. ORS will leverage our oncology expertise with our affiliated practices to expedite the billing and collection effort, and improve our revenue cycle management. Oncology Reimbursement Solutions will integrate conventional patient and third party reimbursement expertise with the Patient Assistance Support functions launched earlier in 2006 assisting patients without coverage to find alternative reimbursement.”

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the third quarter of 2007 to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q3 2007	Q3 2006	% Change	Q2 2007	% Change
Revenue
Medical oncology services	$514.1	$511.5	0.5	$522.8	(1.7)
Cancer center services	89.1	82.4	8.1	89.4	(0.3)
Pharmaceutical services	568.2	508.9	11.7	573.5	(0.9)
Research and other	11.9	16.0	(25.6)	14.0	(15.0)
Eliminations(1)	(439.5)	(420.2)	(4.6)	(446.3)	1.5

Total	$743.8	$698.6	6.5	$753.4	(1.3)

Operating income
Medical oncology services	$15.6	$31.4	(50.3)	$19.9	(21.6)
Cancer center services	22.9	19.8	15.7	24.7	(7.3)
Pharmaceutical services	21.6	19.4	11.3	20.2	6.9
Research and other	(0.8)	(0.6)	(33.3)	0.1	nm (4)
Corporate costs(2)	(32.0)	(27.9)	(14.7)	(33.7)	5.0
Impairment and restructuring charges(3)	(1.0)	—	nm (4)	—	nm (4)

Total	$26.3	$42.1	(37.5)	$31.2	(15.7)

EBITDA
Medical oncology services	$15.6	$31.4	(50.3)	$19.9	(21.6)
Cancer center services	32.9	29.2	12.7	34.5	(4.6)
Pharmaceutical services	22.9	20.4	12.3	21.4	7.0
Research and other	(0.7)	(0.4)	(75.0)	0.2	nm (4)
Corporate costs(2)	(20.2)	(18.1)	(11.6)	(23.1)	12.6
Impairment and restructuring charges(3)	(1.0)	—	nm (4)	—	nm (4)

Total	$49.5	$62.5	(20.8)	$52.9	(6.4)

Adjusted EBITDA(3)	$50.5	$62.5	(19.2)	$52.9	(4.5)
Net income (loss)	$(4.2)	$6.7	nm (4)	$(0.4)	nm (4)
Operating cash flow	$(3.9)	$44.1	nm (4)	$70.6	nm (4)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)	Impairment and restructuring charges of $1.0 million (of which $0.7 million relates to the medical oncology services segment and the remainder is classified as a corporate cost) in the third quarter of 2007 are excluded from Adjusted EBITDA.
(4)	Not meaningful.

Medical Oncology Services

In the third quarter of 2007, medical oncology services revenue increased $2.6 million, or 0.5 percent and EBITDA decreased $15.8 million, or 50.3 percent, compared to the third quarter of 2006. The revenue increase reflects an increase in daily visits due to growth in our network of affiliated medical oncologists, partially offset by decreased ESA utilization. The EBITDA decrease is due primarily to reduced utilization of supportive care ESA drugs and the management fee revisions discussed below. Compared to the second quarter of 2007, medical oncology services revenue decreased $8.7 million, or 1.7 percent, and EBITDA decreased $4.3 million, or 21.6 percent, from the prior quarter. The revenue and EBITDA decreases from the second quarter are due to lower drug margins associated with the reduced utilization of supportive care drugs and, to a lesser extent, one less operating day in the third quarter.

The company’s management fees are comprised of reimbursement for expenses we incur in connection with managing a practice, plus a fee that is typically a percentage of the affiliated practice’s earnings before income taxes. Our agreements also provide for performance-based reductions in our percentage-based fee that are intended to encourage disciplined use of capital and efficient pharmaceutical ordering and management practices. Certain management agreements have been recently amended, including during the second and third quarters of 2007, to provide a platform for long-term financial improvement of the practices’ results, to encourage practice growth and efficiency, and to streamline several complex service agreements.

A program to promote continued support of initiatives in our pharmaceutical services segment became effective July 1, 2006. As of that date, we began reducing management fees paid to the Company by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the pharmaceutical services segment. For the third and second quarters of 2007, the management fee reduction amounted to $6.4 million and $6.3 million, respectively. For the third quarter of 2006, the management fee reductions amounted to $4.3 million. The benefit of the efficiency performance is reflected in the operating results of the pharmaceutical services segment.

Cancer Center Services

Cancer center services revenue was $89.1 million and EBITDA was $32.9 million for the third quarter of 2007, representing increases of 8.1 percent and 12.7 percent, respectively, over the third quarter of 2006. These increases reflect a 2.7 percent increase in radiation treatments and diagnostic radiology procedures over the same period in the prior year. Both revenue and EBITDA increased at a rate greater than treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as image guided radiation therapy (“IGRT”) and brachytherapy administered by network physicians, which are reimbursed at higher rates than conventional radiation therapy.

Cancer center services revenue decreased 0.3 percent and EBITDA decreased 4.6 percent from the second quarter of 2007 reflecting one less operating day in the current quarter. The average daily radiation treatments decreased slightly in the third quarter of 2007.

Pharmaceutical Services

Pharmaceutical services revenue was $568.2 million, an increase of $59.3 million, or 11.7 percent, over the third quarter of 2006. The revenue increase is primarily due to the net addition of 135 physicians affiliated through comprehensive service and oncology pharmaceutical services (“OPS”) agreements since the close of the third quarter of 2006, which more than offset the impact from reduced utilization of ESAs. Pharmaceutical services EBITDA was $22.9 million for the third quarter of 2007, an increase of $2.5 million, or 12.3 percent, over the third quarter of 2006, which is consistent with the revenue increase discussed above combined with increased earnings from services provided to manufacturers.

Pharmaceutical services revenue in the third quarter of 2007 decreased 0.9 percent and EBITDA increased 7.0 percent from the second quarter of 2007. The revenue impact of reduced utilization of ESAs was partially offset by physician affiliations during the third quarter of 2007. Additionally, during the second quarter of 2007, the Company reserved $1.7 million for possible credit losses under OPS agreements.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $20.2 million in the third quarter of 2007, compared to $18.1 million in the third quarter of 2006 and $23.1 million in the second quarter of 2007. Corporate costs in the third quarter of 2007 were $2.1 million higher than the comparable period in 2006 due primarily to a $1.7 million adjustment in 2006 to reduce accrued sales tax liabilities to reflect final settlements with several states. Corporate costs in the third quarter of 2007 were $2.9 million less than the second quarter of 2007 due primarily to lower consulting fees, marketing and conference expenses in the current period.

Net Income (Loss)

Net loss for the third quarter of 2007 was $4.2 million which represents a decrease of $10.9 million as compared to net income of $6.7 million in the third quarter of 2006. The decline represents a $15.8 million reduction in operating income reflecting the matters discussed above. Also contributing to the decline was a $4.0 million increase in interest expense which reflects incremental indebtedness outstanding in the current year as a result of the $425.0 million note offering by Holdings during the first quarter of 2007. As a result of current period losses, income tax expense in the current period was $9.2 million lower than the comparable prior year period.

Compared to the second quarter of 2007, net loss increased by $3.8 million reflecting a $4.9 million reduction in operating income as discussed above. The reduction in operating income was partially offset by lower income taxes in the current quarter.

Cash Flow

The Company generated $90.4 million in cash from operations during the first nine months of 2007 compared to using $36.6 million for the same prior year period. The increase in operating cash flow was primarily due to working capital investments, made during the first half of 2006, for inventory and accounts payable at the Company’s distribution center as well as increased receivable collections during the current year.

During the third quarter of 2007, cash used in operations was $3.9 million compared to $44.1 million provided in the third quarter of 2006. The decrease from the prior year period reflects higher interest payments in the current year related to an additional $175.0 million in debt as a result of the issuance of $425 million of new notes and retirement of $250 million of previously outstanding notes by Holdings during the first quarter of 2007 and collections of discounts (chargebacks) related to our distribution center in the third quarter of 2006 which had accumulated during the early operations of that business.

During the third quarter of 2007, cash used in operations was $3.9 million compared to $70.6 million provided in the second quarter of 2007. The decline in operating cash flow is attributable to higher semi-annual interest payments in the third quarter of 2007 and higher payments for pharmaceutical purchases.

As of November 5, 2007, the Company had $164.3 million of cash and investments, along with availability under its revolving credit facility of $135.7 million. However, our access to the availability under the revolving credit facility would be limited to an amount ($41.5 million at September 30, 2007) that would allow us to remain in compliance with the maximum leverage ratio under our senior secured credit facility.

Development

One of the Company’s ongoing objectives is to expand our network by affiliating with practices in new or existing markets, recruiting physicians into existing affiliated practices and entering into joint ventures. In the third quarter of 2007, our network grew by 42 physicians, net of retirements and other separations. This includes 23 net physicians under comprehensive services agreements, and 19 physicians under oncology pharmaceutical services agreements. As of September 30, 2007, 23 physicians had executed contracts to join our network under new or existing comprehensive services agreements, 3 of whom, through the end of October, have become part of the network since September 30, 2007.

At September 30, 2007, 13 physicians had executed agreements under the OPS model that will become effective in the current year. Since September 30, 2007, 9 of these physicians have started purchasing pharmaceutical products and services from the Company.

Contingencies and Risks

On April 18, 2006, the Company terminated its net revenue model comprehensive service agreement with a practice in Oklahoma, as a result of alleged breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and EBITDA, respectively, for the first quarter of 2006. The Company remains in litigation with this practice regarding termination of its service agreement. As a result of the practice’s alleged breaches of that agreement and the litigation, the Company was unable to collect payments on receivables owned by us and other amounts owed by the practice on a timely basis. At September 30, 2007, the total amount owed to us for those receivables of $22.5 million is reflected on our balance sheet as other assets. We intend to pursue our claims, including claims for those amounts owed to us, as well as unpaid management fees and any other damages, fees and expenses that we incurred as a result of terminating this service agreement. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take several years.

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and are cooperating fully with the DOJ.

During March 2007, the Company became aware that it and one of its affiliated practices are the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations are contained in a qui tam complaint, commonly referred to as a “whistle-blower” lawsuit. The details of this suit are not publicly available or disclosable at the current time since qui tam complaints are filed on a confidential basis with a United States federal court. The DOJ is in the early stages of its investigation, and as such, has not made a decision on the merits of the whistle-blower’s claim. The Company intends to continue to investigate and vigorously defend itself against any and all such claims, and the Company continues to believe that it conducts its operations in compliance with law. Based upon its present understanding of the nature and scope of the claim and investigation, the Company does not expect this claim to have a material adverse effect on its operations or financial condition. This claim and investigation are in their early stages, and our expectation could change as we receive more information.

As discussed previously, on July 30, 2007, CMS issued a national coverage decision (“NCD”) establishing criteria for reimbursement by Medicare for ESA usage which is expected to continue to lead to a significant decline in utilization of these drugs by oncologists, including those affiliated with US Oncology. The NCD is expected to continue to adversely impact the revenues and operating income of the Company, particularly in its medical oncology and pharmaceutical services segments, as well as reduce cash flow available for debt service and capital expenditures. Because the NCD relates to specific clinical determinations in connection with administration of ESAs and we do not make clinical decisions for affiliated physicians, analysis of the financial impact of the NCD is a complex process. As a result, the financial impact cannot be precisely estimated at this time, but continues to be closely monitored. As part of the Company’s evaluation of the impact of the NCD, management evaluated the recoverability of certain management service agreement intangible assets and goodwill. Management’s analysis did not result in an impairment of these assets in the third quarter of 2007. As the financial impact of the NCD continues to evolve, additional assessments may be necessary in subsequent quarters.

The Company’s Senior Secured Credit Facility (the “Facility”) includes covenants that are assessed quarterly, based on the prior four quarters’ EBITDA (as defined by the Facility), and become more restrictive over time. Based upon its current estimates, the Company believes it can maintain compliance with these restrictive covenants through September 30, 2008. The Company will be seeking an amendment to the Facility during the fourth quarter of 2007.

The Company and US Oncology will broadcast the 2007 third quarter financial results by conference call on Thursday, November 8, 2007 at 9:00 A.M. Central Time. The archived replay of the event will be available through the news center on the Company’s Web site ( www.usoncology.com ).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, supports one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,164 physicians operating in 443 locations, including 91 radiation oncology facilities in 39 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to obtain amendments to its credit facility financial covenants on terms acceptable to it, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4/A filed on October 9, 2007, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), minority interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before loss on early extinguishment of debt and impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of EBITDA to net income (loss) and operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q3 2007	Q3 2006	% Change	Q2 2007	% Change
Physician Summary:

Medical oncologists	714	680	5.0%	695	2.7%
Radiation oncologists	149	148	0.7	148	0.7
Other oncologists	52	45	15.6	49	6.1

Total CSA physicians	915	873	4.8	892	2.6

OPS physicians	249	156	59.6	230	8.3

Total physicians	1,164	1,029	13.1	1,122	3.7

Daily Operating Statistics:

Medical oncology visits (1)	10,045	9,599	4.6	10,040	—
Radiation treatments/ diagnostic scans (2)(4)	3,622	3,527	2.7	3,651	(0.8)

Daily Same Store Statistics:

Medical oncology visits (1)	9,883	9,599	3.0	9,937	(0.5)
Radiation treatments/ diagnostic scans (2)(4)	3,448	3,402	1.4	3,524	(2.2)

Other Statistics:

Radiation oncology facilities(3)(4)	91	91	—	90	1.1

PET systems	36	31	16.1	35	2.9

New patients enrolled in research studies during the period	769	645	19.2	708	8.6

Accounts receivable days outstanding	36	41	(12.2)	35	2.9

Operating days	63	63	—	64	(1.6)

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities.
(3)	The third quarter of 2007 includes 80 integrated cancer centers and 11 radiation-only facilities. The second quarter of 2007 includes 79 integrated cancer centers and 11 radiation-only facilities. The third quarter of 2006 includes 78 integrated cancer centers and 13 radiation-only facilities. The 2006 total was restated to include a radiation facility which was reopened and was in service during 2006.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2007	2006	2007
Product revenue	$488,017	$458,862	$490,559
Service revenue	255,797	239,776	262,794

Total revenue	743,814	698,638	753,353

Cost of products	478,628	432,553	484,965

Cost of services:
Operating compensation and benefits	121,289	113,628	118,438
Other operating costs	73,177	71,772	73,952
Depreciation and amortization	19,215	17,578	17,646

Total cost of services	213,681	202,978	210,036

Total cost of products and services	692,309	635,531	695,001
General and administrative expense	20,210	18,404	23,268
Impairment and restructuring charges	960	—	—
Depreciation and amortization	4,024	2,587	3,896

	717,503	656,522	722,165

Income from operations	26,311	42,116	31,188

Other income (expense):
Interest expense, net	(34,414)	(30,369)	(35,144)
Minority interests	(539)	(593)	(615)
Other income (expense)	(312)	—	—

Income (loss) before income taxes	(8,954)	11,154	(4,571)
Income tax benefit (provision)	4,760	(4,436)	4,207

Net income (loss)	$(4,194)	$6,718	$(364)

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2007	2006
Product revenue	$1,460,192	$1,359,957
Service revenue	769,016	729,842

Total revenue	2,229,208	2,089,799

Cost of products	1,428,257	1,292,913

Cost of services:
Operating compensation and benefits	357,077	343,665
Other operating costs	219,922	204,409
Depreciation and amortization	54,590	51,497

Total cost of services	631,589	599,571

Total cost of products and services	2,059,846	1,892,484
General and administrative expense	63,755	59,692
Impairment and restructuring charges	8,355	—
Depreciation and amortization	11,285	10,177

	2,143,241	1,962,353

Income from operations	85,967	127,446

Other income (expense):
Interest expense, net	(100,583)	(87,541)
Minority interests	(1,876)	(1,728)
Loss on extinguishment of debt	(12,917)	—
Other income (expense)	(312)	—

Income (loss) before income taxes	(29,721)	38,177
Income tax benefit (provision)	9,577	(15,272)

Net income (loss)	$(20,144)	$22,905

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$90,432	$(36,610)

Cash flows from investing activities:
Acquisition of property and equipment	(70,274)	(57,944)
Acquisition of business, net of cash acquired	—	(31,378)
Payments in practice affiliation transactions	(134)	(3,152)
Investment in subsidiary	(4,918)	(2,656)
Net proceeds from sale of assets	750	1,197

Net cash used in investing activities	(74,576)	(93,933)

Cash flows from financing activities:
Proceeds from senior floating rate PIK toggle notes, net of issue costs	413,232	—
Proceeds from term loan, net of issue costs	—	99,373
Proceeds from other indebtedness	1,323	—
Payment of dividends on preferred stock	(25,000)	—
Payment of dividends on common stock	(323,580)	—
Repayment of senior floating rate notes	(256,766)	—
Repayment of term loan	(6,255)	(1,000)
Repayment of other indebtedness	(2,137)	(4,214)
Distributions to minority interests	(1,304)	(1,572)
Contributions from minority interests	—	482
Proceeds from exercise of options	521	39

Net cash provided by (used in) financing activities	(199,966)	93,108

Decrease in cash and equivalents	(184,110)	(37,435)
Cash and equivalents:
Beginning of period	281,768	125,838

End of period	$97,658	$88,403

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and equivalents	$97,658	$281,768
Accounts receivable	340,053	341,306
Other receivables	115,278	105,544
Prepaid expenses and other current assets	19,175	21,139
Inventories	83,911	78,381
Deferred income taxes	3,707	4,268
Due from affiliates	67,657	66,674

Total current assets	727,439	899,080

Property and equipment, net	400,909	393,318
Service agreements, net	232,011	240,100
Goodwill	757,270	757,870
Other assets	80,267	76,126

	$2,197,896	$2,366,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$9,575	$9,397
Accounts payable	236,193	198,978
Dividends payable	—	190,000
Due to affiliates	163,058	146,683
Accrued compensation cost	29,587	26,854
Accrued interest payable	13,823	30,965
Income taxes payable	286	1,842
Other accrued liabilities	41,059	32,565

Total current liabilities	493,581	637,284

Deferred revenue	8,002	8,337
Deferred income taxes	20,268	33,520
Long-term indebtedness	1,487,463	1,319,664
Other long-term liabilities	8,577	8,032

Total liabilities	2,017,891	2,006,837

Minority interests	13,738	14,148

Preferred stock Series A, 15,000 shares authorized, 13,939 shares issued and outstanding	303,072	312,749
Preferred stock Series A-1, 2,000 shares authorized, 1,948 shares issued and outstanding	52,660	50,797

Preferred stock	355,732	363,546

Stockholders’ deficit:
Common stock, $0.001 par value, 300,000 shares authorized, 140,618 and 141,022 shares issued and outstanding, respectively	141	141
Accumulated other comprehensive income (loss), net of tax	(1,534)	951
Retained deficit	(188,072)	(19,129)

Stockholders’ deficit	(189,465)	(18,037)

	$2,197,896	$2,366,494

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Income (Loss) to US Oncology Net Income:

		Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Holdings Net Income (Loss)		$(4,194)	$(20,144)

Add back:	General and administrative expense	33	118
	Other income (expense)	312	312
	Loss on extinguishment of debt	—	12,917
	Interest expense	11,065	29,389
	Effective tax rate differential	(4,815)	(15,708)

US Oncology Net Income		$2,401	$6,884

Reconciliation of Selected Balance Sheet Data:

	As of September 30, 2007
	US Oncology	Holdings combining entries and eliminations	Holdings
Total assets	$2,177,594	$20,302	$2,197,896
Total liabilities	1,609,848	408,043	2,017,891
Preferred stock	—	355,732	355,732
Stockholders’ equity (deficit)	554,008	(743,473)	(189,465)

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2007	September 30, 2006	June 30, 2007	September 30, 2007	September 30, 2006
Net income (loss)	$(4,194)	$6,718	$(364)	$(20,144)	$22,905
Add back:
Interest expense, net	34,414	30,369	35,144	100,583	87,541
Income tax (benefit) provision	(4,760)	4,436	(4,207)	(9,577)	15,272
Depreciation and amortization	23,239	20,165	21,542	65,875	61,674
Amortization of stock compensation	15	262	201	476	1,403
Minority interest expense	539	593	615	1,876	1,728
Other (income) expense	312	—	—	312	—

EBITDA	49,565 (1)	62,543 (1)	52,931 (1)	139,401 (1)	190,523 (1)
Plus:
Loss on extinguishment of debt	—	—	—	12,917	—
Impairment and restructuring charges	960	—	—	8,355	—

Adjusted EBITDA	50,525	62,543	52,931	160,673	190,523

Changes in assets and liabilities	(14,787)	15,856	47,378	31,755	(127,328)
Deferred income tax provision (benefit)	(10,017)	502	1,263	(10,990)	3,008
Interest expense, net	(34,414)	(30,369)	(35,144)	(100,583)	(87,541)
Income tax benefit (provision)	4,760	(4,436)	4,207	9,577	(15,272)

Net cash provided by (used in) operating activities	$(3,933)	$44,096	$70,635	$90,432	$(36,610)

(1)

US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarters ended September 30, 2007 and 2006 and the quarter ended June 30, 2007, these expenses were $33 thousand, $34 thousand and $45 thousand, respectively, and are not included in the determination of US Oncology EBITDA of $49.6 million, $62.6 million and $53.0 million, respectively, for these periods.